Registration No.

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8

                     REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933

                    MEDISYS TECHNOLOGIES, INC.
        (Exact name of issuer as specified in its charter)

                  Utah                                 72-1216734
      (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)                 Identification
                                                        Number)

       144 Napoleon Street, Baton Rouge, Louisiana   70802
       (Address of Principal Executive Offices) (Zip Code)

          Consulting Agreement for Robert W. Powell, Jr.
                     (Full title of the plan)

                       Edward P. Sutherland
                       144 Napoleon Street
                   Baton Rouge, Louisiana 70802
             (Name and address of agent for service)

                 CALCULATION OF REGISTRATION FEE
                 CALCULATION OF REGISTRATION FEE

                    Amount to  Proposed Maximum  Proposed Maximum    Amount of
Title of Securities    Be        Offering Price Aggregate Offering  Registration
to be Registered    Registered   Per Share            Price             Fee(1)

Common Stock,      26,409 Shares $.3125 per Share    $ 8,253          $ 2.51
par value $.0005

                                                 TOTAL FEE            $  2.51

          (1) Based upon 26,409 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement, as reported by the OTC Bulletin Board.

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Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents are incorporated by reference in this Registration Statement by Medisys Technologies, Inc.
(the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

               (a) The Company's latest annual report on Form 10-KSB for the fiscal year ended December 31, 1997, which contains audited financial statements for the Company's fiscal year ended December 31, 1997.

               (b)  All other reports filed pursuant to Section
               13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

               (c) The description of the Company's common stock is contained in Amendment No. 1 to its Form 10-SB filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of up-dating such description.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interest of Named Experts and Counsel.

              Not applicable.

Item 6.  Indemnification of Directors and Officers.

     As permitted by the provisions of the Utah Revised Business Corporation Act (the "Utah Act"), the Company has the power to indemnify an individual made a party to a proceeding because they are or were a director, against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company and, in a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with the proceeding. The Company must indemnify a director or officer who is successful, on the merits of otherwise, in the defense of any proceeding or in defense of any claim, issue, or matter in the proceeding, to which they are a party to because they are or were a director of officer of the Company, against reasonable expenses incurred by them in connection with the proceeding or claim with respect to which they have been successful. The Company's Articles of Incorporation empower the Board of Directors to indemnify its officers, directors, agents, or employees against any loss or damage sustained when acting in good faith in the performance of their corporate duties.

     The Company may pay for or reimburse reasonable expenses incurred by a director, officer employee, fiduciary or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Company with a written affirmation that their conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Company, and undertake to repay the advance if it is ultimately determined that they did not meet such standard of conduct.

     Also pursuant to the Utah Act, a corporation may set forth in its articles of incorporation, by-laws or by resolution, a provision eliminating or limiting in certain circumstances, liability of a director to the corporation or its shareholders for monetary damages for any action taken or any failure to take action as a director. This provision does not eliminate or limit the liability of a director (i) for the amount of a financial benefit received by a director to which they are not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) for liability for a violation of Section 16-10a-842 of the Utah Act (relating to the distributions made in violation of the Utah Act);
and (iv) an intentional violation of criminal law. To date, the Company has not adopted such a provision in its Articles of Incorporation, By-Laws, or by resolution. A corporation may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Utah Act also permits a corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees, fiduciaries or agents.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

     (a) The following exhibits are filed with this Registration Statement:

Exhibit No.                      Exhibit Name

              5.1   Opinion of Leonard E. Neilson, P.C.

             23.1   Consent of Jones, Jensen & Company,
                    Independent Certified Public Accountants.

             23.2 Consent of Leonard E. Neilson, P.C. (included in Exhibit 5.1).


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (i) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3)  File a post-effective amendment to remove from
          registration any of the securities that remain unsold at the end of the offering.
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                            SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 22nd day of March, 1999.

                                      Medisys Technologies, Inc.
                                              (Registrant)



                              By:       /s/   Edward P. Sutherland
                                     EDWARD P. SUTHERLAND, Chairman
                                     and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                  Title                Date

                              Chairman, Chief
                              Executive Officer
/S/  Edward P. Sutherland     and Director         March 22, 1999
Edward P. Sutherland

                              President, Chief
                              Operating Officer
/S/  Kerry M. Frey            and Director         March 22, 1999
Kerry M. Frey

                              Treasurer, Chief
                              Technology Officer
/S/  Gary E. Alexander             and Director    March 22, 1999
Gary E. Alexander



/S/ Timothy Andrus            Director             March 22, 1999
Timothy Andrus



/S/  William D. Kiesel        Director             March 22, 1999
William D. Kiesel
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